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                                                                     EXHIBIT 9.1
                          [Colorado MEDtech letterhead]
June 19, 2002


Duncan Soukup
Acquisitor plc.
190 The Strand
London
England
WC2R 1JN


Dear Duncan:



You have advised us that Acquisitor plc. ("Acquisitor") and its Associates (defined below) have acquired, and currently hold, an aggregate of 1,300,434 shares of common stock ("Shares") of Colorado MEDtech, Inc. (the "Company"). You have expressed to us your desire to join the board of directors of the Company. On behalf of the board of directors of the Company I invite you to join the board of directors of the Company, subject to the agreement of you and Acquisitor to the following terms of this letter:

1. Within seven days following the execution of this Agreement, C. Duncan Soukup ("Soukup") shall be elected to membership on the Company's board of directors. Unless this Agreement is earlier terminated pursuant to its terms, Soukup shall also be included in the slate of nominees recommended by the board of directors at the 2002 annual meeting of shareholders of the Company and the Company's proxies shall be voted in favor of Soukup. Soukup shall tender his resignation as a director of the Company if Acquisitor ceases to own in the aggregate at least 5% of the outstanding Voting Securities, unless the nominating committee of the Company's board of directors requests that Soukup continue to serve on the board. Except as provided in this Agreement, during the term of this Agreement, Acquisitor will not seek additional representation on the Company's board of directors unless seeking such additional representation is approved by the nominating committee of the Company's board of directors.

2. Except as otherwise provided in this Agreement or as approved in advance by a majority of the board of directors of the Company (with you abstaining from such vote), during the term of this Agreement neither you nor Acquisitor will, directly or indirectly:

   a. dispose of Voting Securities of the Company if (i) such disposition is not made in compliance with the policies of the Company governing the trading of securities of the Company on the basis of inside information which are applicable to all directors; or (ii) such disposition is pursuant to a privately-negotiated transaction and after such disposition the person that would acquire beneficial ownership (including, but not limited to, beneficial ownership as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "1934 Act")) of such Voting Securities would beneficially own more than 2% of the outstanding Voting Securities of the Company (a "2% Holder"); provided, however, that you may make such a disposition if you make the



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   Offer (described below) to the Company, the Company declines the Offer or it lapses, and the disposition to the 2% Holder takes place within five (5) business days of the lapse of or the Company's rejection of, the Offer, on terms no different than those contained in the Offer. "Offer" shall mean a written offer to sell Voting Securities to the Company and stating (i) the price and terms for the Voting Securities; and (ii) that it will lapse in ten
   (10) business days if not earlier accepted or rejected in writing by the Company.

   b. acquire ownership, or assist, advise or encourage in any way any other person to acquire ownership, directly or indirectly, of any of the businesses or assets, or any form of outstanding obligations, of the Company;

   c. solicit proxies or become a "participant" in a "solicitation" (as such terms are defined in Regulation 14A under the 1934 Act) in opposition to the recommendation of a majority of the directors of the Company (with you abstaining from such vote) with respect to any matter presented to shareholders of the Company, it being understood that the provisions of this
   Section 2(c) shall not in any way restrict the ability of Acquisitor to vote the Voting Securities it owns as it wishes on any such matter (except that Voting Securities owned by Acquisitor will, during the term of this Agreement, not be voted in favor of nominees not recommended by a majority of the board (with you abstaining from such vote) with respect to the election of directors of the Company));

   d. deposit Voting Securities in a voting trust, or subject such securities to any voting arrangement or other similar agreement with any person;

   e. otherwise act, directly or indirectly, alone or in concert with others, to seek to control or influence in any manner, the management, board of directors, policies or affairs of the Company or propose to seek to effectuate any form of business combination or merger with the Company or any affiliate thereof or any restructuring, recapitalization or similar transactions with respect to the Company; provided, however, that the foregoing shall not prevent board participation by Soukup as a director whether at or outside of meetings of the Company's board of directors on any matter;

   f. be a part of or join (by oral or written commitment) a partnership, syndicate or group for the purpose of acquiring, holding, or voting of Voting Securities or acquiring control of the Company or the conduct of its business;

   g. (i) engage in, or solicit any other person to engage in, a tender or exchange offer for Voting Securities of the Company, or (ii) advance (or guarantee the advance of) funds or property to assist in the purchase of Voting Securities by any person , or (iii) solicit the purchase of Voting Securities by any person (provided that sales by Acquisitor of Voting Securities pursuant to the proviso in Section 2(a)(ii) or in customary brokerage transactions effected on the Nasdaq National Market (or other securities market on which the Voting Securities trade) shall not be considered a solicitation of the purchase of Voting Securities for this purpose); or

   h. enter into any discussions, negotiations, arrangements or understandings with any person or assist any other person with respect to any of the foregoing.

3. The term of this Agreement shall commence on the date hereof and expire on the earlier of (i) the day following the Company's 2003 annual meeting of shareholders; or (ii) November



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30, 2003. In addition, this letter shall terminate immediately and be null and void and of no further effect if (a) Soukup is not elected to the board of directors within seven days of the execution of this letter, (b) Soukup fails to be elected a director at the 2002 Annual Meeting of the Company's shareholders, or (c) Soukup resigns from the board of directors due to his discovery of fraud at the Company. Soukup shall not be removed as a director by the board of directors prior to the earlier date specified in the first sentence of this
Section 3. If Soukup is removed as a director, this letter shall terminate immediately and be null and void and of no further effect. If Soukup shall have resigned other than pursuant to clause (c) of this Section 3, the restrictions of this letter shall cease on the earlier of (I) the first day that a shareholder of the Company would be timely in filing with the Company the notice under Section 5 of Article I of the By-Laws of the Company (or any successor provision) to nominate persons for election to the board of directors of the Company or (II) the first day that a shareholder could timely comply with any future requirements of the Company for nomination of persons for election to the board of directors.

4. Each of Soukup, Acquisitor and the Company hereby waive any defense that an action to enforce, or enjoin the violation of, this Agreement by specific performance or injunctive relief is inappropriate because of an adequate remedy at law; provided, however, that such rights to enforce this Agreement shall be cumulative and in addition to any other remedy to which an aggrieved may be entitled at law or equity. Acquisitor shall not be entitled to vote any Voting Securities acquired in violation of this Agreement and the Company shall not be entitled to challenge the acquisition, voting or holding of any Shares the acquisition of which did not violate this Agreement or applicable law.

5. If any provision of this Agreement is found to violate any statute, regulation, rule, order or decree of any governmental authority, court, agency or exchange, such invalidity shall not be deemed to affect any other provision hereof or the validity of the remainder of this Agreement and such invalid provision shall be deemed deleted from this Agreement to the minimum extent necessary to cure such violation.

6. As used in this Agreement,

   a. Acquisitor's "Associates" means (i) each of the persons identified as "Reporting Persons" on the November 14, 2001 Amendment No. 3 to the Schedule 13D (the Schedule 13D) filed by Acquisitor plc and Amendment No. 2 to the
   Schedule 13D filed by J O Hambro Capital Management Group Limited (formerly known as J O Hambro Capital Management (Holdings) Limited) (Group), J O Hambro Capital Management Limited, American Opportunity Trust plc and Christopher H.B. Mills, with respect to Shares, or which are or hereafter become identified as Reporting Persons on any amendment of such Schedules; and (ii) any other person who would be deemed an "affiliate" or "associate" of Acquisitor, as such terms are defined in Rule 12b-2 under the 1934 Act as in effect on the date hereof;

   b. "person" includes an individual, corporation, limited liability company, joint venture or partnership, or a pension, profit sharing or other benefit plan or trust, or any other trust or entity of any kind;

   c. "Voting Securities" means the Shares and any other securities of the Company which are entitled to vote generally for the election of directors (or which are convertible into such securities).



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7. This Agreement may at any time be amended by a resolution adopted by a majority of the members of the Company's Board of Directors at a meeting at which a quorum is present (with you abstaining from such vote) and approved in writing by Acquisitor. Neither Soukup nor Acquisitor will take any action of any form in any court, or before any governmental or administrative tribunal or agency, or otherwise, seeking a waiver or amendment of any of the prohibitions contained in this letter agreement.

8. This Agreement (which constitutes the entire agreement of the parties with respect to the subject matter hereof) shall be governed in accordance with the laws of the State of Colorado.

   If you are in agreement with the foregoing, please sign the duplicate copy of this letter in the space indicated below whereupon this shall constitute a binding agreement between us.


                                          COLORADO MEDTECH, INC.


                                          By  /s/ Stephen K. Onody
                                              --------------------
                                              Chairman of the Board

AGREED AND ACCEPTED:

ACQUISITOR PLC.


By: /s/ Duncan Soukup
    ------------------------
    Title: Managing Director                              Date: 20 June 2002



    /s/ Duncan Soukup
    -------------------------
    C. Duncan Soukup                                      Date: 20 June 2002